                                                                   Exhibit 10.ak
                               SEVERANCE AGREEMENT

         This SEVERANCE AGREEMENT (this "Agreement") is entered into this 1st day of August, 2002, by and between Unizan Financial Corp., an Ohio corporation (the "Corporation"), and James B. Baemel, Executive Vice President of Unizan Bank, National Association, a nationally chartered bank (the "Bank") and wholly owned subsidiary of the Corporation (the "Officer").

         WHEREAS, as an officer of the Bank, the Officer has made and is expected to continue to make major contributions to the profitability, growth, and financial strength of the Corporation and the Bank,

         WHEREAS, the Corporation recognizes that, as is the case for most companies, the possibility of a Change in Control (as defined in Section 1(b)) exists,

         WHEREAS, the Corporation desires to assure itself of the current and future continuity of management and desires to establish minimum severance benefits for certain of its officers and other key employees, including the Officer, if a Change in Control occurs,

         WHEREAS, the Corporation wishes to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a Change in Control arises,

         WHEREAS, the Corporation desires to provide additional inducement for the Officer to continue to remain in the ongoing employ of the Corporation and the Bank,

         WHEREAS, on March 7, 2002 the predecessors of the Corporation, UNB Corp. and BancFirst Ohio Corp., completed a merger transaction whereby BancFirst Ohio Corp. merged with and into UNB Corp. under the terms of the September 5, 2001 Agreement of Merger and Plan of Reorganization,

         WHEREAS, before the March 7, 2002 merger between UNB Corp. and BancFirst Ohio Corp. the Officer was an executive officer of BancFirst Ohio Corp. or its subsidiary bank, The First National Bank of Zanesville, N.A.,

         WHEREAS, BancFirst Ohio Corp. adopted an Executive Retention Plan dated August 19, 1999, providing for severance and termination benefits for designated executive officers and other eligible employees for their termination within 24 months after a change in control of BancFirst Ohio Corp.,

         WHEREAS, the merger of BancFirst Ohio Corp. with and into UNB Corp. constituted a change in control under the terms of the August 19, 1999 Executive Retention Plan, and executive officers and other eligible BancFirst Ohio Corp. employees participating in the plan therefore could, subject to the terms of the August 19, 1999 Executive Retention Plan, claim entitlement to benefits under that plan if termination of employment occurs within 24 months after the March 7, 2002 change in control represented by the merger with UNB Corp.,

         WHEREAS, consistent with section 2.3(b) of the September 5, 2001 Agreement of Merger and Plan of Reorganization, as successor to BancFirst Ohio Corp. the Corporation assumed BancFirst Ohio Corp.'s obligations under the August 19, 1999 Executive Retention Plan,

         WHEREAS, the Corporation and the Officer intend that this Agreement shall supersede and replace in their entirety any benefits, rights, or entitlements the Officer may claim under the August 19, 1999 Executive Retention Plan of BancFirst Ohio Corp., but the Corporation and the Officer intend that this Agreement shall not supersede or replace any entitlement to benefits the Officer may claim under the August 19, 1999 Executive Retention Plan of BancFirst Ohio Corp. if and only if (1) his employment terminates on or before March 7, 2004 and (2) no additional Changes in Control occur from the date of this Agreement to March 7, 2004,

         WHEREAS, by action of its board of directors the Corporation has elected to terminate the August 19, 1999 Executive Retention Plan in its entirety effective immediately, but termination of the August 19, 1999 Executive Retention Plan shall have no effect on the Officer's right to claim benefits thereunder if his employment terminates on or before March 7, 2004, unless an additional Change in Control occurs after the date of this Agreement and before the Officer's employment terminates, and

         WHEREAS, none of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Corporation and the Bank, is contemplated insofar as either of the Corporation or the Bank is concerned.

         NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       CHANGE IN CONTROL / EMPLOYMENT TERMINATION

         (a) TERMINATION OF THE OFFICER WITHIN TWO YEARS AFTER A CHANGE IN CONTROL. If a Change in Control occurs during the term of this Agreement and if either of the following occurs, the Officer shall be entitled to severance and termination benefits specified in Section 2 and legal fee payment benefits specified in Section 7 of this Agreement --

         (1) Involuntary Termination by the Corporation or the Bank: the Officer's employment with the Corporation or the Bank is involuntarily terminated within two years after a Change in Control, except for termination under Section 4 of this Agreement, or

         (2) Voluntary Termination by the Officer for Good Reason: the Officer terminates his employment with the Corporation or the Bank for Good Reason (as defined in Section 3) within two years after a Change in Control.

         If the Officer is removed from office or if his employment terminates after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Agreement the removal of the Officer or termination of his employment shall be deemed to have occurred after the Change in Control.

         (b) DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, "Change in Control" means any of the following events occur--

         (1) Merger: the Corporation merges into or consolidates with another corporation, or merges another corporation into the Corporation, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of the Corporation's voting securities immediately before the merger or consolidation. For purposes of this Agreement, the term person means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity,

         (2)      Acquisition of Significant Share Ownership: a report on
                  Schedule 13D or Schedule TO (or any successor schedule, form or report) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 15% or more of a class of the Corporation's voting securities (but this clause (2) shall not apply to beneficial ownership of voting shares of the Corporation held by a Subsidiary (defined as an entity in which the Corporation directly or indirectly beneficially owns 50% or more of the outstanding voting securities) of the Corporation in a fiduciary capacity),

         (3) Change in Board Composition: during any period of two consecutive years, individuals who constitute the Corporation's board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that-- for purposes of this clause (3)-- each director who is first elected by the board (or first nominated by the board for election by shareholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

         (4) Sale of Assets: the Corporation sells to a third party substantially all of the Corporation's assets. For purposes of this Agreement, sale of substantially all of the Corporation's assets includes sale of the Bank.

2.       SEVERANCE AND TERMINATION BENEFITS

         (a) SEVERANCE AND TERMINATION BENEFITS. The severance and termination benefits to which the Officer is entitled under Section 1 are as follows--

         (1) Lump Sum Payment: the Corporation shall make a lump sum payment to the Officer in an amount in cash equal to two times the Officer's annual compensation. For purposes of this Agreement, annual compensation means (a) the Officer's then current annual base salary at the date of Change in Control or the Officer's termination of employment (at whichever date the Officer's current annual base salary is greater), plus (b) the average of the bonuses or incentive compensation earned for the three calendar years immediately preceding the year in which the Change in Control occurs, regardless of when the bonus or incentive compensation earned for the preceding three calendar years is paid. As of the date this Agreement is entered into, the parties recognize that the bonus/incentive compensation earned by the Officer for a particular year's calendar service is paid by the Bank in the year following the calendar year in which such bonus/incentive compensation is earned. The amount payable to the Officer hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this
                  Section 2(a)(1) is payable no later than 5 business days after the date the Officer's employment terminates. If the Officer terminates employment for Good Reason, the date of termination shall be the date specified by the Officer in his notice of termination,

         (2) Benefit Plans: the Corporation shall cause the Officer to become fully vested in any qualified and non-qualified plans, programs or arrangements in which the Officer participated if the plan, program, or arrangement does not address the effect of a change in control. The Corporation also shall contribute or cause the Bank to contribute to the Officer's 401(k) Plan account and any profit sharing plan account the matching and profit sharing contribution, if any, that would have been paid had the Officer's employment not terminated before the end of the plan year, and

         (3) Insurance Coverage: the Corporation shall cause to be continued life, health and disability insurance coverage substantially identical to the coverage maintained for the Officer before his termination. The insurance coverage may cease when the Officer becomes employed by another employer or 24 months after the Officer's termination, whichever occurs first. At the end of the 24-month period, the Officer shall have the option to continue health insurance coverage at his own expense for a period not less than the number of months by which the Consolidated Omnibus Budget Reconciliation Act (COBRA) continuation period exceeds 24 months.

         (b) 50% GROSS-UP FOR TAXES. Additional Payment to Account for Excise Taxes. If the Officer becomes entitled to severance and termination benefits under this Agreement, including accelerated vesting of stock options and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with the

Corporation or the Bank (collectively, the "Total Benefits"), and if any part of the Total Benefits is subject to the Excise Tax under section 280G and section 4999 of the Internal Revenue Code (the "Excise Tax"), the Corporation shall pay to the Officer the following additional amounts, consisting of (1) a payment equal to the Excise Tax payable by the Officer under section 4999 on the Total Benefits (the "Excise Tax Payment") and (2) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes, calculated as provided hereinafter (the "Gross-Up Payment"). Together, the additional amounts described in clauses (1) and (2) are referred to in this Agreement as the "Adjusted Gross-Up Payment Amount." The difference between the full gross-up amount (which includes the Excise Tax Payment) and the Excise Tax Payment shall then be multiplied by 50% to determine the Gross-Up Payment. Payment of the Adjusted Gross-Up Payment Amount shall be made in addition to the amount set forth in Section 2(a). Schedule A is an illustration of how this modified gross-up for taxes shall be calculated.

         Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

         (1)      Determination of "Parachute Payments" Subject to the Excise
                  Tax: any other payments or benefits received or to be received by the Officer in connection with a Change in Control or the Officer's termination of employment (whether under the terms of this Agreement or any other agreement, the 1997 Stock Option Plan and 1987 Stock Option and Performance Unit Plan or any other benefit plan or arrangement with the Corporation, the Bank, any person whose actions result in a Change in Control or any person affiliated with the Corporation or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Corporation as of the date immediately before the Change in Control (the "Accounting Firm") such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess (as defined in section 280G(b)(3) of the Internal Revenue
                  Code), or are otherwise not subject to the Excise Tax,

         (2) Calculation of Benefits Subject to Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (b) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

         (3) Value of Noncash Benefits and Deferred Payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

         Assumed Marginal Income Tax Rate. For purposes of determining the amount of the Adjusted Gross-Up Payment Amount, the Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Adjusted Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Officer's residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Officer applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Officer, and applicable federal FICA and Medicare withholding taxes).

         Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Officer's employment terminated, the Officer shall repay to the Corporation -- when the amount of the reduction in Excise Tax is finally determined -- the portion of the Adjusted Gross-Up Payment Amount attributable to the reduction (plus that portion of the Adjusted Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Adjusted Gross-Up Payment Amount being repaid by the Officer to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).

         If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Officer's employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Adjusted Gross-Up Payment Amount), the Corporation shall make an additional Adjusted Gross-Up Payment Amount to the Officer for that excess (plus any interest, penalties or additions payable by the Officer for the excess) when the amount of the excess is finally determined.

         (c) RESPONSIBILITIES OF THE ACCOUNTING FIRM AND THE CORPORATION. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of Section 2(b), all determinations required to be made under this Section 2(c) -- including whether and when an Adjusted Gross-Up Payment Amount is required, the amount of the Adjusted Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the "Determination") -- shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Corporation and the Officer within 15 business days after receipt of notice from the Corporation or the Officer that there has been an Adjusted Gross-Up Payment Amount, or such earlier time as is requested by the Corporation.

         Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. The Corporation shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

         Accounting Firm's Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Officer, the Accounting Firm shall furnish the Officer with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on the Officer's applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

         Accounting Firm's Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on the Corporation and the Officer. Because of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that an Adjusted Gross-Up Payment Amount that should have been made will not have been made by the Corporation ("Underpayment"), or that an Adjusted Gross-Up Payment Amount will be made that should not have been made by the Corporation ("Overpayment"). If, after a Determination by the Accounting Firm, the Officer is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Corporation to or for the benefit of the Officer. If the Adjusted Gross-Up Payment Amount exceeds the amount necessary to reimburse the Officer for his Excise Tax according to Section 2(b), the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Officer to or for the benefit of the Corporation. Provided that his expenses are reimbursed by the Corporation or the Bank, the Officer shall cooperate with any reasonable requests by the Corporation in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

         Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Officer may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term "Accounting Firm" as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Officer under this paragraph).

         (d) NO MITIGATION REQUIRED. The Corporation hereby acknowledges that it will be difficult and could be impossible (1) for the Officer to find reasonably comparable employment after his employment terminates, and (2) to measure the amount of damages the Officer may suffer as a result of termination. Additionally, the Corporation acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Accordingly, the Corporation further acknowledges that the payment of severance and termination benefits by the Corporation under this Agreement is reasonable and will be liquidated damages, and the Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Officer hereunder or otherwise.

3.       GOOD REASON

         (a) DEFINITION OF GOOD REASON. For purposes of this Agreement, "Good Reason" means the occurrence of any of the events or conditions described in clauses (1) through (7) hereof without the Officer's express written consent:

         (1) Change in Office or Position or Termination as a Director: failure to elect or reelect or otherwise to maintain the Officer in the office or position, or a substantially equivalent office or position, of or with the Corporation and the Bank that the Officer held immediately before the Change in Control, or the removal or failure to nominate the Officer as a director of the Corporation (or any successor thereto) if the Officer shall have been a director of the Corporation immediately before the Change in Control,

         (2)      Adverse Change in the Scope of His Duties or Compensation and
                  Benefits:

                  (a) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties associated with the Officer's position with the Corporation or the Bank compared to the nature or scope of the authorities, powers, functions, responsibilities, or duties associated with the position immediately before the Change in Control,

                  (b) a reduction in the aggregate of the Officer's annual compensation received from the Corporation and the Bank, or

                  (c) the termination or denial of the Officer's rights to benefits under the Corporation's or the Bank's benefit, compensation, and incentive plans and arrangements or a reduction in the scope or value thereof, which situation is not remedied within 10 calendar days after written notice to the Corporation from the Officer,

         (3) Adverse Change in Circumstances: the Officer determines that a change in circumstances has occurred after a Change in Control, including without limitation a change in the scope of the business or other activities for which the Officer is responsible compared to his responsibilities immediately before the Change in Control, (a) which renders the Officer substantially unable to carry out, substantially hinders the Officer's performance of, or causes the Officer to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities, or duties associated with the office or position held by the Officer immediately before the Change in Control, and (b) which situation is not remedied within 10 calendar days after written notice to the Corporation from the Officer of such determination. Provided his determination is made in good faith, the Officer's determination will be conclusive and binding upon the parties hereto. The Officer's determination will be presumed to have been made in good faith, unless the Corporation establishes by clear and convincing evidence that it was not made in good faith,

         (4) Liquidation and Merger of the Corporation or the Bank: the liquidation, dissolution, merger, consolidation or reorganization of the Corporation or the Bank or transfer of all or substantially all of the business or assets of either the Corporation or the Bank, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of the business or assets have been transferred (directly or by operation of law) assumes all duties and obligations of the Corporation under this Agreement,

         (5) Relocation of the Officer: the Corporation or the Bank relocates its principal Officer offices, or requires the Officer to have his principal location of work changed, to any location that is more than 15 miles from the location thereof immediately before the Change in Control, or requires the Officer to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Officer in any of the three full years immediately before the Change in Control,

         (6) Change in Administrative Support: the adverse and substantial alteration in the nature and quality of the office space within which the Officer performs his duties, including the size and location thereof, or a substantial reduction in the secretarial and administrative support provided to the Officer, or

         (7) Breach of this Agreement: without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Corporation or any successor thereto.

         (b) NO EFFECT ON EMPLOYEE BENEFITS. Termination by the Corporation under Section 1(a)(1) (termination within two years after a Change in Control) or termination by the Officer under Section 1(a)(2) (termination for Good Reason) will not affect any rights the Officer may have under any benefit, compensation, or incentive agreement, policy, plan, program, or arrangement of the Corporation or the Bank, which rights shall be governed by the terms thereof.

4.       TERMINATION FOR WHICH NO SEVERANCE OR TERMINATION BENEFITS ARE PAYABLE

         (a) NO SEVERANCE FOR TERMINATION FOR CAUSE. Anything in this Agreement to the contrary notwithstanding, under no circumstance shall the Officer be entitled to severance or termination benefits if his employment terminates for Cause.

         (1) Cause Means Commission of Any of the Following Acts: For purposes of this Agreement, "Cause" means the Officer shall have committed any of the following acts--

                  (a) Fraud, Embezzlement or Theft: an intentional act of fraud, embezzlement, or theft in connection with his duties or in the course of his employment with the Corporation or the Bank,

                  (b) Intentional Harm: intentional wrongful damage to property of the Corporation or the Bank, causing material harm to the Corporation or the Bank,

                  (c) Disclosure of Trade Secrets: intentional wrongful disclosure of secret processes or confidential information of the Corporation or the Bank, causing material harm to the Corporation or the Bank,

                  (d) Competing with the Corporation or the Bank: intentional wrongful engagement in any competitive activity. For purposes of this Agreement, competitive activity means the Officer's participation, without the written consent of an officer of the Corporation, in the management of any business enterprise if (1) the enterprise engages in substantial and direct competition with the Corporation or the Bank, (2) the enterprise's revenues derived from any product or service competitive with any product or service of the Corporation or the Bank amounted to 10% or more of such enterprise's revenues for its most recently completed fiscal year, and (3) the Corporation's revenues from the product or service amounted to 10% of the Corporation's revenues for its most recently completed fiscal year, or the Bank's revenues from the product or service amounted to 10% of the Bank's revenues for its most recently completed fiscal year. A competitive activity does not include mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto, provided the Officer's share ownership does not give him practical or legal control of the enterprise. For this purpose, ownership of less than 5% of the enterprise's outstanding voting securities shall conclusively be presumed to be insufficient for practical or legal control, and ownership of more than 50% shall conclusively be presumed to constitute practical and legal control.

                                    If the Officer is now or hereafter becomes
                           subject to an agreement not to compete with the Corporation or the Bank, a breach by the Officer of that other non-competition agreement shall be grounds for denial of severance and termination benefits for Cause under this clause (d) of Section 4(a)(1). But if the Officer engages in a competitive activity under circumstances justifying denial of severance or termination benefits for Cause under this clause (d), that shall not necessarily be grounds for concluding that the Officer has also breached the other non-competition agreement to which he is or may become subject. This clause (d) is not intended to and shall not be construed to supersede or amend any provision of an employment or non-competition agreement to which the Officer is or may become subject. This clause (d) does not grant to the Officer any right or privilege to engage in other activities or enterprises, whether in competition with the Corporation or the Bank or otherwise, or

                  (e) Termination for Cause under an Employment Agreement: any actions that have caused the Officer to be terminated for cause under any employment agreement existing on the date hereof or hereafter entered into between the Officer and the Corporation or the Bank.

         (2) Definition of "Intentional": For purposes of this Agreement, no act or failure to act on the part of the Officer shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Officer's part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Corporation.

         (3) Termination for Cause Can Occur Solely by Formal Board Action. The Officer shall not be deemed to have been terminated for Cause under this Agreement unless and until there shall have been delivered to the Officer a copy of a resolution duly adopted by the affirmative vote of at least three-fourths (3/4) of the directors of the Corporation then in office at a meeting of the board of directors called and held for such purpose, which resolution shall (a) contain findings that, in the good faith opinion of the board, the Officer has committed an act constituting Cause and (b) specify the particulars thereof in detail. Notice of that meeting and the proposed termination for Cause shall be given to the Officer a reasonable amount of time before the board's meeting. The Officer and his counsel (if the Officer chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. Nothing in this Agreement limits the Officer's or his beneficiaries' right to contest the validity or propriety of the board's determination of Cause, and they shall have the right to contest the validity or propriety of the board's determination of Cause even if that right does not exist under any employment agreement of the Officer.

         (b) NO SEVERANCE UNDER THIS AGREEMENT FOR THE OFFICER'S DEATH OR DISABILITY. Anything in this Agreement to the contrary notwithstanding, under no circumstance shall the Officer be entitled to severance payments or termination benefits if --

         (1) Death: the Officer dies while actively employed by the Corporation or the Bank, or

         (2) Disability: the Officer becomes totally disabled while actively employed by the Corporation or the Bank. For purposes of this agreement, the term "totally disabled" means that because of injury or sickness, the Officer is unable to perform his duties.

         The benefits, if any, payable to the Officer or his beneficiary(ies) or estate relating to his death or disability shall be determined solely by such benefit plans or arrangements as the Corporation or the Bank may have with the Officer relating to death or disability, not this Agreement.

5.       TERM OF AGREEMENT

         The initial term of this Agreement shall be for a period of three
years, commencing          , 2002. On the first anniversary of the         ,
2002 effective date of this Agreement, and on each anniversary thereafter, the Agreement shall be extended for one additional year if the Corporation's board of directors determines that the Officer's performance has satisfied the standards and requirements of the board and that the term therefore shall be extended. References herein to the term of this Agreement shall refer to the initial term, as the same may be extended. Unless sooner terminated, this Agreement shall terminate when the Officer reaches age 65. If the board decides not to extend the term of this Agreement, this Agreement shall nevertheless remain in force until its term expires. The board's decision not to extend the term of this Agreement shall not -- by itself -- give the Officer any rights under this Agreement to claim an adverse change in his position, compensation or circumstances or otherwise to claim entitlement to severance or termination benefits under this Agreement.

6.       THIS AGREEMENT IS NOT AN EMPLOYMENT CONTRACT

         The parties hereto acknowledge and agree that (a) this Agreement is not a management or employment agreement and (b) nothing in this Agreement shall give the Officer any rights or impose any obligations to continued employment by the Bank or Corporation or any subsidiary or successor of the Bank or Corporation, nor shall it give the Bank or Corporation any rights or impose any obligations for the continued performance of duties by the Officer for the Bank or Corporation or any subsidiary or successor of the Bank or Corporation.

7.       PAYMENT OF LEGAL FEES

         (a) THE OFFICER MAY ENFORCE THIS AGREEMENT THROUGH LEGAL ACTION. The Corporation irrevocably authorizes the Officer to retain from time to time counsel of Officer's choice to advise and represent him in the interpretation, enforcement or defense of the parties' rights and responsibilities under this Agreement, if after a Change in Control occurs --

         (1) the Officer concludes that the Corporation has failed to comply with any of its obligations under this Agreement, or

         (2) if the Corporation or any or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Officer the benefits provided or intended to be provided to the Officer under this Agreement, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder or other person affiliated with the Corporation, in any jurisdiction.

         (b) FEES AND EXPENSES WILL BE PAID BY THE CORPORATION. The Corporation desires that the Officer not be required to incur legal fees and the related costs and expenses associated with the interpretation, enforcement, or defense of Officer's rights under this Agreement by litigation or otherwise, because the amounts thereof would substantially detract from the benefits intended to be extended to the Officer under this Agreement. Therefore, even if the Officer does not prevail in whole or in part in the litigation or other legal action associated with the interpretation, enforcement or defense of Officer's rights under this Agreement, the Corporation hereby agrees to pay and be solely financially responsible for any and all attorneys' and related fees, costs and expenses incurred by the Officer in the litigation or other legal action, up to a maximum of $500,000. The fees and expenses of counsel selected by the Officer shall be paid or reimbursed to the Officer by the Corporation on a regular, periodic basis, upon presentation by the Officer of a statement or statements prepared by such counsel in accordance with counsel's customary practices. Anything herein to the contrary notwithstanding, nothing in this Agreement authorizes the Corporation to pay or the Officer to demand payment of fees, costs and expenses if and to the extent payment of fees, costs and expenses constitutes a "prohibited indemnification payment" within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)].

         (c) COST OF LIVING ADJUSTMENT FOR CAP ON LEGAL FEE REIMBURSEMENT. Upon the occurrence of a Change in Control, the $500,000 cap on legal fee reimbursement provided by Section 7(b) will be subject to a cost of living adjustment equal to the value of the expression A x B, in which expression:

                  A = $500,000, and

                  B = Cost of living adjustment or inflation factor. This is computed by dividing the Consumer Price Index for All Urban Consumers ("CPI-U") prepared by the U.S. Bureau of Labor Statistics, or any successor thereto, for the CPI-U for January of the year during which the Change in Control occurs by the CPI-U for January 2000.

The cost of living adjustment provided in this Paragraph 7(c) shall be considered to be part of the Officer's payment of legal fees for purposes of this Agreement.

         Illustration of Cost of Living Adjustment. To explain the cost of living adjustment calculation for Payment of Legal Fees, we use the following example.

         First, we determine the appropriate CPI-Us. The Agreement calls for the use of the CPI-Us for January 2000 and the January of the year during which the Change in Control occurs. Assume a Change in Control occurs in April 2009. For illustrative purposes only, the CPI-U for January 2000 is 156.7, and the CPI-U for January 2009 is 213.3.

         Second, we calculate the cost of living adjustment or inflation factor. To do this, we divide the CPI-U for January 2009 (213.3) by the CPI-U for January 2000 (156.7). Our result is 1.361 (i.e., a 36.1 percent increase).

         Finally, we calculate the raw cost of living adjustment. To do this, we multiply the base Payment of Legal Fees amount by the inflation factor. In our example, $500,000 multiplied by the inflation factor of 1.361 equals $680,500.

         (d) THE OFFICER MAY CHOOSE THE CORPORATION'S COUNSEL. Notwithstanding any existing or previous attorney-client relationship between the Corporation and any counsel chosen by the Officer under Section 7(a), the Corporation irrevocably consents to the Officer's entering into an attorney-client relationship with that counsel, and the Corporation and the Officer agree that a confidential relationship shall exist between the Officer and that counsel.

8.       WITHHOLDING OF TAXES

         The Corporation or the Bank may withhold from any benefits payable under this Agreement all Federal, state, local, or other taxes as may be required by law, governmental regulation, or ruling.

9.       SUCCESSORS AND ASSIGNS

         (a) THIS AGREEMENT IS BINDING ON THE CORPORATION'S SUCCESSORS. This Agreement shall be binding upon the Corporation and any successor to the Corporation, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Corporation by purchase, merger, consolidation, reorganization, or otherwise. Any such successor shall thereafter be deemed to be the "Corporation" for purposes of this Agreement. But this Agreement and the Corporation's obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Corporation. By agreement in form and substance satisfactory to the Officer, the Corporation shall require any successor to all or substantially all of the business or assets of the Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform if no such succession had occurred.

         (b) THIS AGREEMENT IS ENFORCEABLE BY THE OFFICER AND HIS HEIRS. This Agreement will inure to the benefit of and be enforceable by the Officer's personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.

         (c) THIS AGREEMENT IS PERSONAL IN NATURE AND IS NOT ASSIGNABLE. This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this Section
9. Without limiting the generality or effect of the foregoing, the Officer's right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Officer's will or by the laws of descent and distribution. If the Officer attempts an assignment or transfer that is contrary to this Section 9, the Corporation shall have no liability to pay any amount to the assignee or transferee.

10.      NOTICES

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid to the following addresses or to such other address as either party may designate by like notice.

         (a)  If to the Corporation or the Bank, to:
                                    Unizan Financial Corp.
                                    220 Market Avenue South
                                    Canton, Ohio  44702
                                            Attn: Corporate Secretary

         (b)  If to the Officer, to:

                                    ------------------------------------
                                    ------------------------------------
                                    ------------------------------------

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

11.      CAPTIONS AND COUNTERPARTS

         The headings and subheadings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

12.      AMENDMENTS AND WAIVERS

         No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing or writings signed by the Officer and by the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

13.      SEVERABILITY

         The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it valid and enforceable.

14.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the Corporation and the Officer concerning the subject matter hereof. No rights are granted to the Officer under this Agreement other than those specifically set forth herein. This Agreement supersedes and replaces in their entirety any benefits, rights, or entitlements the Officer may claim under the August 19, 1999 Executive Retention Plan of BancFirst Ohio Corp. if his employment terminates after March 7, 2004. If the Officer's employment terminates on or before March 7, 2004, he may claim any benefits, rights, or entitlements under the August 19, 1999 Executive Retention Plan of BancFirst Ohio Corp. to which he may be entitled under the terms of and in accordance with that plan, unless a Change in Control (as defined in this Agreement) shall have occurred after the date of this Agreement. If a Change in Control occurs after the date of this Agreement, the Officer shall not be entitled under any circumstance to claim any benefits, rights, or entitlements under the August 19, 1999 Executive Retention Plan of BancFirst Ohio Corp.

15.      GOVERNING LAW

         The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

WITNESSES:                          UNIZAN FINANCIAL CORP.

                                    By:
-----------------------------           ------------------------------

                                    Its:
-----------------------------


WITNESSES:                           OFFICER

-----------------------------        -----------------------------------


-----------------------------

County of                            )
                                     ) ss:
State of Ohio                        )


         Before me this __________ day of ___________________, 2002, personally appeared the above named ___________________ and _____________________________, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.


                                                -------------------------------
(Notary Seal)                                   Notary Public

                                                My Commission Expires:

                         SEVERANCE AGREEMENT SCHEDULE A
                             UNIZAN FINANCIAL CORP.

        ILLUSTRATION OF SECTION 280G AND SECTION 4999 CALCULATION AND 50%
                               GROSS-UP FOR TAXES

                                                                                                     50% GROSS-UP PAYMENT
                                                                              TOTAL PARACHUTE          DUE OFFICER UNDER
                                                TOTAL VALUE OF CHANGE-      PAYMENTS WITH FULL        SEVERANCE AGREEMENT
                                                  IN-CONTROL PAYMENTS       SS.280G GROSS-UP             SECTION 2(b)
                                                -----------------------   -----------------------   -----------------------
BASE AMOUNT..................................    $               105,000
TOTAL PARACHUTE PAYMENTS:
         Nonqualified benefits arising
              under stock options............                         --
              under severance agreement......                    335,000
                                                 -----------------------
         Total parachute payments, before gross-
         up..................................                    335,000
                                                 -----------------------
Threshold amount [(3 x Base Amount - $1.00)].                    314,999
                                                 -----------------------
Parachute payments in excess of threshold amount $                20,001
                                                 =======================

EXCISE TAX ON PARACHUTE PAYMENT:
         Total parachute payments............                             $               335,000
         Base Amount.........................                                             105,000
                                                                          -----------------------
Parachute payment subject to Excise Tax......                                             230,000
Multiplied by excise tax rate................                                              x 20 %
                                                                          -----------------------
Initial Excise Tax on parachute payment......                                              46,000
                                                                          -----------------------
GROSS-UP FOR TAXES, IF APPLICABLE:
     Federal income tax rate.................                                           38.6000 %
     Excise Tax rate.........................                                           20.0000 %
     Ohio state income tax rate..............                                            7.5000 %
     Local income tax rate...................                                            2.0000 %
     FICA rate...............................                                            1.4500 %
     Phase-out of itemized deductions........                                            1.1580 %
     Federal tax benefit of state and local income tax                                  (3.6670)%
                                                                          -----------------------
Gross-up marginal tax rate...................                                           67.0410 %
                                                                          -----------------------
100% minus gross-up marginal rate............                                           32.9590 %
                                                                          -----------------------
Full payment to gross up for taxes...........                             $               139,567
                                                                          =======================

ADJUSTED GROSS-UP PAYMENT AMOUNT:
     Full 100% gross-up amount...............                                                       $               139,567
     Minus Excise Tax payment................                                                                        46,000
                                                                                                    -----------------------
                                                                                                                     93,567
     Multiplied by 50%.......................                                                                        x 50 %
                                                                                                    -----------------------
                                                                                                                     46,784
     Plus Excise Tax payment.................                                                                        46,000
                                                                                                    -----------------------
         Adjusted Gross-Up Payment Amount....                                                       $                92,784
                                                                                                    =======================